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                                                                    Exhibit 5.1

THACHER
 PROFFITT
---------
THACHER PROFFITT & WOOD LLP

                                                    Thacher Proffitt & Wood LLP
                                                    1700 Pennsylvania Avenue, NW
                                                    Suite 800
                                                    Washington, DC 20006
                                                    (202) 347-8400

                                                    Fax: (202) 626-1930
                                                    www.tpw.com

                                           September 4, 2007

Board of Directors
Westfield Financial, Inc.
141 Elm Street
Westfield, Massachusetts 01085

              Re:    Registration Statement on Form S-8
                     ----------------------------------

Members of the Board:

      We have acted as counsel for Westfield Financial, Inc., a Massachusetts corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 2,184,142 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to the Westfield Financial, Inc. 2007 Stock Option Plan and the Westfield Financial, Inc. 2007 Recognition and Retention (collectively, the "Plans").

      In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate laws of the state and federal securities law.

      We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

      Based on the foregoing, we are of the opinion that the shares of Common Stock that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, such shares will be validly issued, fully paid and non-assessable.

      In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).
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Board of Directors
Westfield Financial, Inc.
September 4, 2007                                                        Page 2

      This opinion is given solely for the benefit of the Company and purchasers of shares under the Plans, and may not be relied upon by any person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm's name therein.

                                       Very truly yours,

                                       /s/ Thacher Proffitt & Wood LLP

                                       THACHER PROFFITT & WOOD LLP